Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Company Contact:

Otis Buchanan

Media Relations

Liquidmetal Technologies, Inc.

1-949-635-2120

otis.buchanan@liquidmetal.com

Liquidmetal Technologies finalizes $63.4 Million Equity Raise

Rancho Santa Margarita, California – October 27, 2016 - Liquidmetal® Technologies, Inc. (OTCQB: LQMT) ("LQMT", “Company”), the world’s leading developer of amorphous alloys, announced today that it has finalized the additional closing pursuant to its previously disclosed Securities Purchase Agreement, dated March 10, 2016, with Liquidmetal Technology Limited (“Investor”), a Hong Kong company owned by Professor Lugee Li.

At the additional closing, the Company issued and sold to Investor an aggregate of 300,000,000 shares of Company’s common stock for an aggregate purchase price of $55,000,000, comprised of 200,000,000 shares at $0.15 per share and 100,000,000 shares at $0.25 per share. As a result of the additional closing, Investor has completed its entire investment into the Company in the aggregate amount of $63.4 million as contemplated by the Securities Purchase Agreement.

In conjunction with the above, the Company appointed Professor Li as Chairman of the Board and added two new members to the Company’s Board of Directors, Mr. Isaac Bresnick and Mr. Vincent Carrubba. As a result of the foregoing appointments, Mr. Abdi Mahamedi resigned as Chairman and was appointed as Vice Chairman of the Board and Mr. Robert Howard-Anderson resigned from the Board of Directors.

Professor Li is also the Chairman and majority shareholder of EONTEC, a global manufacturing company headquartered in Hong Kong with manufacturing plants in China. It specializes in new material development, such as bulk metallic glasses and medical grade magnesium for implants. EONTEC possesses a full set of mass production capabilities for zirconium based amorphous alloys, including material refining, tooling, and machining, surface treatment, as well as equipment and machine building capabilities for making large parts out of bulk metallic glass.

“Our investment in LQMT is complete and we can now fully incorporate EONTEC’s capabilities with LQMT’s focus on production of high-performance parts, allowing LQMT to address a broad range of market opportunities from automotive, medical and industrial customers. I am truly excited for the future and look forward to the possibilities,” said Professor Li.

“Professor Li’s unique expertise in metallurgical and materials engineering and manufacturing is a substantial resource for the company’s Board of Directors and its vision and direction. Professor Li is exceptionally qualified to take on the role of Chairman and I look forward to supporting him and the Board for future success.” said Mr. Mahamedi.

Mr. Steipp, Company’s CEO added; “The closing of the financing transaction and collaboration with EONTEC will provide us with the platform and resources necessary to establish Liquidmetal as a global force in the revolutionary amorphous alloy solutions and to fast-track the market development of its core technologies. EONTEC and Liquidmetal each bring significant capabilities to this partnership and we look forward to an exciting 2017 and beyond. ”

For more information, please refer to our Form 8-K describing the transaction filed with the Securities and Exchange Commission on October 27, 2016.

About Liquidmetal Technologies

Liquidmetal Technologies, Inc. is the leading developer of amorphous alloys that utilize the performance advantages offered by amorphous alloy technology. Amorphous alloys are unique materials that are distinguished by their ability to retain a random structure when they solidify, in contrast to the crystalline atomic structure that forms in ordinary metals and alloys. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. For more information, go to www.liquidmetal.com.

Forward-Looking Statement

This press release contains "forward-looking statements," including but not limited to statements regarding the advantages of Liquidmetal's amorphous alloy technology, scheduled manufacturing of customer parts and other statements associated with Liquidmetal's technology and operations. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Liquidmetal's expectations and projections. Risks and uncertainties include, among other things; customer adoption of Liquidmetal's technologies and successful integration of those technologies into customer products; potential difficulties or delays in manufacturing products incorporating Liquidmetal's technologies; Liquidmetal's ability to fund its current and anticipated operations; the ability of third party suppliers and manufacturers to meet customer product requirements; general industry conditions; general economic conditions; and governmental laws and regulations affecting Liquidmetal's operations. Additional information concerning these and other risk factors can be found in Liquidmetal's public periodic filings with the U.S. Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in Liquidmetal's 2015 Annual Report on Form 10-K.